Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 10, 2021, is made and entered into by and among Brivo, Inc., a Nevada corporation (the “Company”), Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), RBC Capital Markets, LLC (“RBC”), on its own behalf and as representative of the several Underwriters, Crown PropTech Sponsor, LLC (“Sponsor”), the Insiders and the Holders (as each such term is defined below, together, each individually a “Party” and collectively the “Parties”), in respect of and in reference to:

(A)            that certain Underwriting Agreement dated February 8, 2021 (the “Underwriting Agreement”), between Crown, and RBC, on its own behalf and as representative of the several Underwriters named in Schedule I thereto (the “Underwriters”);

(B)            that certain Letter Agreement dated February 8, 2021 (the “Insider Letter”) among Crown, Sponsor and each of the Insiders (as such term is defined therein, the “Insiders”); and

(C)            that certain Warrant Agreement dated February 8, 2021 (the “Warrant Agreement”), between Crown and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agent”); and

(D)            that certain Registration Rights Agreement dated February 8, 2021 (the “Registration Rights Agreement”) by and among Crown. Sponsor and each of the other Holders (as such term is defined therein, together with Sponsor, the “Holders”).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Crown, the Company, and certain other persons party thereto, have entered into a Business Combination Agreement (as amended or modified from time to time, the “Transaction Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Transaction Agreement) whereby the parties thereto intend to effect a business combination between Crown and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”), including the domestication (the “Domestication”) of Crown into a Delaware corporation (the “Post-Domestication Company”);

WHEREAS, as of the date hereof, Sponsor, each Insider and each Holder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) warrants (the “Warrants”) to purchase an aggregate number of Class A Ordinary Shares set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, and (ii) the number of Class B ordinary shares, par value $0.0001, of Crown (“Class B Ordinary Shares”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit;

WHEREAS, as a result of the Domestication, each of the Class A ordinary shares, par value $0.0001, of Crown (“Class A Ordinary Shares” and together with the Class B Ordinary Shares, the “Ordinary Shares”) and Class B Ordinary Shares will be converted, by operation of law, into shares of Class A Common Stock, par value $0.0001 per share, of the Post-Domestication Company (the “Post-Domestication Company Class A Common Stock”) on the terms set forth in the Transaction Agreement; and

WHEREAS, each of the Parties desires to enter into and deliver this Agreement to facilitate the Transactions and the business combination to be effected thereby, and to clarify and to the extent applicable waive or amend certain provisions of each of the Underwriting Agreement, the Warrant Agreement, the Insider Letter and the Registration Rights Agreement (together, the “Affected Agreements”), in each case on the terms and subject to the conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree (as applicable to such Party) as follows:

1.            Underwriting Agreement. Crown and RBC, on its own behalf and as representative of the several Underwriters, hereby agree as follows:

(a)            The Underwriting Agreement provides for certain representations and warranties and agreements in relation to Ordinary Shares, Founders Shares and the Amended and Restated Memorandum and Articles of Association (as such terms are defined in the Underwriting Agreement). From and after the time and date of the Domestication, such terms shall be deemed to refer to the Post-Domestication Company Class A Common Stock and the Certificate of Domestication and the Certificate of Incorporation of the Post-Domestication Company. In furtherance thereof, the Domestication, the conversion of the Class A Ordinary Shares and Class B Ordinary Shares into shares of Post-Domestication Company Class A Common Stock, and the listing and registration of the Post-Domestication Company Class A Common Stock in connection therewith, is hereby expressly permitted and agreed to by the parties to the Underwriting Agreement, including for purposes of Sections 4(h), 4(o) and 4(dd) of the Underwriting Agreement. For the avoidance of doubt, the representations and warranties and agreements of Crown set forth in the Underwriting Agreement shall survive the Domestication and consummation of the Transactions, and continue to be binding upon the Post-Domestication Company, provided that the veracity of any representations and warranties shall be measured only as of the date of consummation of the Offering (or, if made as of a specified date, as of such specified date), and are not continuing representations and warranties.

(b)            From and after the Second Effective Time, all communications under the Underwriting Agreement sent to Crown (as “the Company” thereunder) shall be delivered to:

Crown PropTech Acquisitions

c/o Brivo, Inc.

7700 Old Georgetown Road, Suite 300

Bethesda, MD 20814

Attention: Mike Voslow

Email: Mike.Voslow@brivo.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Steven B. Stokdyk, Ryan J. Maierson

Email: Steven.Stokdyk@lw.com; Ryan.Maierson@lw.com

2.            Insider Letter. Crown, Sponsor and each Insider hereby agree that (and RBC, on its own behalf and as representative of the several Underwriters, hereby consents and agrees that) the Insider Letter provides in Section 1 thereof for certain requirements of Sponsor and the Insiders in respect of Business Combinations (as defined therein), including in respect of voting in favor thereof and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination and Sponsor and each Insider will comply with its, his or her respective obligations under such Section 1.

3.            Working Capital Loans. The Prospectus (as such term is defined in the Underwriting Agreement) permits loans made by the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors (each, a “Lender”), on such terms as to be determined by Crown from time to time, to finance transaction costs in connection with an intended initial Business Combination (“Working Capital Loans”). Each of the Insider Letter, the Warrant Agreement and the Registration Rights Agreement contemplates that up to $1,500,000 of Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the Lender.

4.            Registration Rights Agreement. Each of Crown, Sponsor, and each Holder hereby agrees that the Registration Rights Agreement is being amended and restated in its entirety, and superseded, in connection with the Closing (such Registration Rights Agreement as amended and restated, the “Amended and Restated Registration Rights Agreement”), and until such time as the Closing occurs (or this Agreement is terminated in accordance with its terms), all references in the Registration Rights Agreement to the Founder Shares Lock-Up Period shall mean the period of restriction on Transfer of the Founder Shares set forth in Section 4.1 of the Amended and Restated Registration Rights Agreement. Sponsor and each Holder agrees to execute and deliver the Amended and Restated Registration Rights Agreement no later than the Closing. Upon the effectiveness of the Amended and Restated Registration Rights Agreement, Section 7(a) of the Insider Letter will terminate.

5.            Anti-Dilution Adjustment Waiver. Sponsor, who is the holder of at least a majority of the outstanding Class B Ordinary Shares, hereby waives on behalf of the holders of all Class B Ordinary Shares, pursuant to and in compliance with the provisions of the Amended and Restated Memorandum and Articles of Association of Crown (the “Articles”), any adjustment to the conversion ratio set forth in Section 17 of the Articles, and any rights to other anti-dilution protections with respect to the Class B Ordinary Shares (or the shares of Post-Domestication Company Class A Common Stock issued upon conversion thereof in connection with the Domestication), that may result from the Private Placements (as such term is defined in the Transaction Agreement) and/or the consummation of the Transactions.

6.            Voting. The following provisions will apply until the First Effective Time:

(a)            Solely with respect to itself and not any other person, each of Sponsor, each Insider and each Holder (each, a “Shareholder”) hereby covenants, undertakes and agrees, from time to time, until the termination of this Agreement in accordance with its terms:

(i)            to cause to be counted as present for purposes of establishing a quorum all shares of Crown then owned by such person (the “Subject Securities”) at any meeting of any of the securityholders of Crown at which the Shareholder is entitled to vote, or in any action by written consent of the securityholders of Crown, in favor of the approval, consent, ratification and adoption of the Transaction Agreement, the Transactions and the matters related thereto;

(ii)            to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable or as otherwise may be required under Crown’s Amended and Restated Memorandum and Articles of Association) all the Subject Securities, in favor of the Transaction Agreement, the Transactions and the matters related thereto;

(iii)            to vote (in person, by proxy or by action by written consent, as applicable) all the Subject Securities in opposition to (A) any proposal with respect to any other transaction offered as an alternative to the Transaction Agreement or the Transactions; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of Crown under the Transaction Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by the Company to the Shareholder;

(iv)            (a) not to sell, assign, transfer (including by operation of law), impose liens on, pledge, dispose of or otherwise encumber any of the Subject Securities or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Transaction Agreement or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) not to enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, (c) not to deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Subject Securities that is inconsistent with this Agreement or (d) not to enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Securities; provided that the foregoing shall not prohibit the transfer of the Subject Securities by a Shareholder to an affiliate of such Shareholder, but only if (i) such affiliate will transfer such Subject Securities back to the transferor if it shall cease to be an affiliate, (ii) such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement and (iii) the transferor shall be responsible for any breach of this Agreement by such affiliate; and

(v)            not to (x) exercise any dissent rights in respect of any transaction contemplated by the Transaction Agreement, (y) exercise any rights at redemption in respect of any Ordinary Shares in connection with any transaction contemplated by the Transaction Agreement or (z) commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Transaction Agreement or the Transactions.

(b)            If the Shareholder acquires any additional Subject Securities following the date hereof, the Shareholder acknowledges that such additional Subject Securities shall be deemed to be Subject Securities for the purposes of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of Crown or the board of directors of Crown (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Crown Parties”), and (ii) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Parties.

7.            Unvested Shares. Sponsor hereby agrees as follows:

(a)            A total of 2,384,000 of the shares of the Post-Domestication Company Class A Common Stock to be issued to Sponsor will be subject to vesting and forfeiture as set forth in this Section 5 (such shares, the “Unvested Shares”).

(b)            1,192,000 of the Unvested Shares (such number of shares being referred to as the “$13.00 Unvested Shares”) will automatically vest if the Stock Price equals or exceeds $13.00 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that begins at any time after the Closing Date and ends on or prior to the five (5) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$13.00 Share Price Milestone” and the five (5) year period following the Closing Date is referred to herein as the “Vesting Period”).

(c)            1,192,000 of the Unvested Shares (such number of shares being referred to as the “$15.00 Unvested Shares”), and if not previously vested, all of the $13.00 Unvested Shares, will automatically vest if the Stock Price equals or exceeds $15.00 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that begins at any time after the Closing Date and ends on or prior to the expiration of the Vesting Period (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone” and, each of the $15.00 Share Price Milestone and the $13.00 Share Price Milestone, a “Milestone”).

(d)            Sponsor shall have all of the rights of a stockholder with respect to the Unvested Shares, including the right to receive dividends and to vote such shares; provided that, subject to the vesting provisions of this Section 7, the Unvested Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction, other than as set forth below in clause (g) of this Section 7, and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such holder or be subject to execution, attachment or similar process without the consent of the Post-Domestication Company, and shall bear a customary legend with respect to such transfer restrictions; provided, further, that transfers are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this clause (d) as if they were the original holders of such Unvested Shares (and the original holder will also be responsible for any breach of such restrictions by such Permitted Transferee) and (B) promptly transfer such Unvested Shares back to the original holder thereof if they cease to be a Permitted Transferee for any reason prior to the date such Unvested Shares become freely transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, further, that, in the case of clauses (ii) to (iv), such transferee executes and delivers to the Post-Domestication Company a written agreement, in form and substance reasonably acceptable to the Post-Domestication Company, agreeing to be bound by the restrictions in this clause (d) and the transferor will be responsible for any breach by the transferee. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Unvested Shares shall be null and void.

(e)            If, upon the expiration of the Vesting Period, the $13.00 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, then all Unvested Shares which would vest in connection with such relevant Milestone shall be automatically forfeited and deemed transferred to the Post-Domestication Company and shall be automatically cancelled by the Post-Domestication Company and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Unvested Shares shall be entitled to currently receive any dividends or distributions made to the holders of the Post-Domestication Company Class A Common Stock and the holders thereof shall be entitled to currently exercise the voting rights generally granted to holders of Post-Domestication Company Class A Common Stock, and all Unvested Shares shall appear as issued and outstanding on the balance sheet of the Post-Domestication Company and such shares shall be treated as legally outstanding under applicable state law.

(f)            In the event of occurrence of any Milestone, as soon as practicable (but in any event within five (5) Business Days), the Post-Domestication Company shall (i) deliver written notice to the holders of the Unvested Shares as of any such date regarding the vesting of the applicable Unvested Shares, (ii) release the applicable Unvested Shares from the transfer restrictions and other restrictions in this Section 5 and (iii) remove any related legends applicable to such Unvested Shares.

(g)            If, during the Vesting Period, (i) there is a transaction that results in the shares of the Post-Domestication Company Class A Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of the Post-Domestication Company in good faith) in excess of the Stock Price threshold set forth in a Milestone, then the Unvested Shares subject to the applicable Milestone shall become vested immediately prior to the consummation of such transaction, or otherwise treated as so vested in connection therewith, so as to ensure that the recipients of such Unvested Shares shall receive all proceeds in respect of such Unvested Shares in connection with such transaction, and (ii) there is a transaction that will result in the shares of the Post-Domestication Company Class A Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the current board of directors of the Post-Domestication Company in good faith) less than the Stock Price threshold set forth in a Milestone, then the Unvested Shares that remain subject to the applicable Milestones shall automatically be cancelled and the Sponsor shall have no further right to receive such Unvested Shares.

(h)            If the Post-Domestication Company shall, at any time or from time to time, after the date hereof effect a subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding Ordinary Shares or Post-Domestication Company Class A Common Stock, as applicable, the number of Unvested Shares subject to vesting pursuant to, and the stock price targets set forth in, clauses (a) and (b) of this paragraph 5, shall be equitably adjusted for such subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective or such other date as is appropriate to achieve the intent of this clause (h).

8.            Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Shareholder makes any agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities, and, without limiting the generality of the foregoing, no Shareholder makes any agreement or understanding herein in the Shareholder’s capacity as a director, officer or employee of Crown or any of Crown’s Subsidiaries, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by a Shareholder in its capacity as a member of the board of directors of Crown or as an officer, employee or fiduciary of Crown, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Crown.

9.            Acknowledgment. Each Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreement in reliance upon such Party’s execution and delivery of this Agreement. Each Party has had the opportunity to read the Transaction Agreement, this Agreement and the Affected Agreements and has had the opportunity to consult with its tax and legal advisors in respect thereof.

10.            Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms; provided that, with respect to any given Shareholder, in the event of the amendment or modification of the Transaction Agreement, without such Shareholder’s prior written consent, to change adversely to the Shareholder the amount or form of the consideration payable under the Transactions, this Agreement and all of its provisions shall, with respect to such Shareholder, automatically terminate and be of no further force or effect. Upon full termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any person in respect hereof or the transactions contemplated hereby (other than liability of any Party for any fraud or any willful breach of this Agreement prior to such termination), and in the event of any termination of this Agreement with respect only to one or more Shareholders as set forth in the proviso to the preceding sentence, all rights and obligations of the Parties under this Agreement with respect to such Shareholder or Shareholders shall terminate, without any liability or obligation on the part of any person in respect hereof or the transactions contemplated hereby, but such termination will not affect this Agreement as it relates to the other Parties.

11.            Governing Law. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. All actions arising out of, under or in connection with this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action may be brought in any state or federal court located in the State of Delaware. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 17 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

12.            Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party related thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each Party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the Parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

13.            Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties.

14.            Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching Party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any state or federal court located in the State of Delaware and the non-breaching Party will not be required to post any bond or other security in connection therewith. Without limiting the foregoing, each of the Parties acknowledges and agrees that the Company is a beneficiary of each of the provisions of this Agreement and has the right to enforce the same it its own name.

15.            Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the Parties.

16.            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17.            Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient Party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient Party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a Party may designate by notice to the other Parties in accordance with this Section 17):

(a)            If to Crown, to its address of record under the Transaction Agreement;

(b)            If to RBC as representative of the several Underwriters, to its address of record under the Underwriting Agreement;

(c)            If to Sponsor or to the Insiders, to their respective addresses of record under the Insider Letter; and

(d)            If to the Holders, to their respective addresses of record under the Registration Rights Agreement.

18.            Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument

19.            Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement, the Affected Agreements (as modified hereby) and the Transaction Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

20.            Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement or as expressly contemplated hereby. Except to the extent named as a party to this Agreement or as expressly contemplated hereby, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

BRIVO, INC.

By:	/s/ Steve Van Till
Name (Printed): Steve Van Till
Title: President and Chief Executive Officer

[Signature Page to the Sponsor Letter Agreement]

CROWN:

CROWN PROPTECH ACQUISITIONS

By:	/s/ Richard Chera
Name (Printed): Richard Chera
Title: CEO

[Signature Page to the Sponsor Letter Agreement]

RBC:

RBC CAPITAL MARKETS, LLC

By:	/s/ Amir Emami
Name (Printed): Amir Emami
Title: Managing Director

[Signature Page to the Sponsor Letter Agreement]

SPONSOR:

CROWN PROPTECH SPONSOR, LLC

By:	/s/ Richard Chera
Name (Printed): Richard Chera
Title: CEO

[Signature Page to the Sponsor Letter Agreement]

INSIDERS:

/s/ Richard Chera
Name: Richard Chera

/s/ Pius Springer
Name: Pius Springer

/s/ Mohammad Rasheq Zarif
Name: Mohammad Rasheq Zarif

/s/ Martin Enderle
Name: Martin Enderle

/s/ Melissa Holladay
Name: Melissa Holladay

/s/ Stephen Siegel
Name: Stephen Siegel

/s/ Frits van Paasschen
Name: Frits van Paasschen

/s/ Maurice Zeitouni
Name: Maurice Zeitouni

/s/ Anusha Kukreja
Name: Anusha Kukreja

[Signature Page to the Sponsor Letter Agreement]

Exhibit A

Beneficial Ownership

Name and Address	Class B Ordinary Shares	Warrants
Sponsor:
Crown PropTech Sponsor, LLC	5,960,000	4,010,667
Insiders:
Anusha Kukreja	25,000	--
Maurice Zeitouni	25,000	--
Melissa Holladay	50,000	--
Martin Enderle	50,000	--
Stephen Siegel	50,000	--
Frits van Paasschen	50,000	--